Exhibit 99.1

PRESS RELEASE
For immediate release - May 30, 2007
Contact: Jim Graham, President/CEO
(910) 641-0044

Waccamaw Bank Ranked in Top 200 Community Banks in U.S.

Whiteville, NC…..According to US Banker magazine’s June edition, Waccamaw Bank Waccamaw Bankshares, Inc. was named one of the Top 200 Community Banks in the United States. Waccamaw Bankshares is ranked 115th out of approximately 9,500 banks nation-wide.

Jim Graham, President/CEO of Waccamaw Bank said the magazine’s annual rating carries significance in its recognition. “As the highest ranking community bank with offices in both North and South Carolina, and one of the few banks from either state that has achieved this level of performance, I am both appreciative and thrilled for our shareholders, customers and, certainly, our bank employees to receive the recognition. The annual ranking puts Waccamaw Bank in an elite group of banks. Our hard work and diligence in creating strong earnings is the bottom line. And, without the dedicated team of professionals at Waccamaw Bank, and strong support from our customers and shareholders, none of this would be possible.”

According to an article published in the June edition of US Banker entitled, “Top Banks Focus on the ‘E’ in ROE” (return on equity), emphasis was focused on how the most successful community banks are increasing their strategy of managing their capital base to increase returns on equity. The article further explained that the banks’ performance was reviewed over a three year period, an even greater accolade for Waccamaw Bank according to Graham.

Waccamaw Bank had a strong ranking with a 2006 ROE of 14.08% and a three-year average ROE of 14.17%. Other significant numbers attributing to the high performance are the efficiency ratio of 54.67% and profit margin of 35.03%; both extremely strong indicators of banks recognized in the magazine’s Top 200.

“For Waccamaw Bank to sustain these earnings is pretty incredible. In today’s economic environment, it is getting tougher and tougher to maintain a high standard of performance. Our bank is dedicated to not only maintaining those high standards, but working to make sure we focus on other details affecting our overall performance,” Graham added.

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, is a state charted bank operating twelve offices in Whiteville, Wilmington, Shallotte, Holden Beach, Susnet Beach, Chadbourn, Tabor City, Southport (2) and Elizabethtown, North Carolina. Offices in South Carolina include Conway and Heath Springs. There are presently two offices under construction at Sunset Beach, North Carolina and Little River, South Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.